Exhibit 15.1

ACCOUNTANTS’ ACKNOWLEDGEMENT

We are aware that LCNB Corp. is incorporating by reference in this Registration Statement on Form S-3 its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 which includes our report dated August 5, 2013 covering the unaudited interim financial statements contained therein.  Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of that Act.

/s/ J.D. Cloud & Co. L.L.P.

Cincinnati, Ohio
August 12, 2013